Exhibit 3.2

GP STRATEGIES CORPORATION

Amendment to the Amended and Restated By-Laws

(approved by the Board of Directors September 22, 2010)

The text of Article VI, Section 1 of the Amended and Restated By-Laws is amended in its entirety to read as follows:

Section 1.  The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the Board of Directors may from time to time prescribe in accordance with the law, provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of its stock shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  The certificates of stock, which shall be numbered, and uncertificated shares shall be entered in the books of the Corporation as they are issued.  Certificates shall exhibit the holder’s name and number of shares and shall be signed by the Chief Executive Officer, President or the Executive Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.